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                                                                    EXHIBIT 23.7

PERSONAL AND CONFIDENTIAL
-------------------------

November 20, 2000



Board of Directors
Talus Solutions, Inc.
Overlook II
2839 Paces Ferry Road SE
Atlanta, GA  30339

Re:   Registration Statement (File No. 333 - 48952) of Manugistics Group, Inc.


Ladies and Gentlemen:

Attached is our opinion letter dated September 21, 2000 with respect to the fairness from a financial point of view to the holders, in the aggregate, of the outstanding shares of capital stock of Talus Solutions, Inc. (the "Company") of the Exchange (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of September 21, 2000, among Manugistics Group, Inc., the Company, and Manu Acquisition Corp., a wholly owned subsidiary of Manugistics. The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinion of Financial Advisor to Talus," "The Merger - Recommendation of Talus Board and Reasons for the Merger" and "The Merger - Opinion of Financial Advisor to Talus" and to the inclusion of the foregoing opinion in the Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Goldman, Sachs & Co.

(Goldman, Sachs & Co.)